Filed Pursuant to Rule 433

Registration No. 333-231404

Final Term Sheet

May 19, 2020

€3,000,000,000

AT&T Inc.

€1,750,000,000 1.600% GLOBAL NOTES DUE 2028

€750,000,000 2.050% GLOBAL NOTES DUE 2032

€500,000,000 2.600% GLOBAL NOTES DUE 2038

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:

1.600% Global Notes due 2028 (the “2028 Notes”),

2.050% Global Notes due 2032 (the “2032 Notes”) and

2.600% Global Notes due 2038 (the “2038 Notes” and, together with the 2028 Notes and the 2032 Notes, the “Notes”)

TRADE DATE:	May 19, 2020

SETTLEMENT DATE (T+5*):	May 27, 2020

MATURITY DATE:	May 19, 2028 for the 2028 Notes May 19, 2032 for the 2032 Notes May 19, 2038 for the 2038 Notes

AGGREGATE PRINCIPAL AMOUNT OFFERED:	2028 Notes: €1,750,000,000 2032 Notes: €750,000,000 2038 Notes: €500,000,000

REFERENCE EUR MIDSWAP RATE:	2028 Notes: -0.190% 2032 Notes: -0.061% 2038 Notes: 0.054%

REOFFER SPREAD TO EUR MIDSWAP:	2028 Notes: +180 bps 2032 Notes: +213 bps 2038 Notes: +255 bps

REFERENCE GOVERNMENT SECURITY:	2028 Notes: DBR 0.500% due February 15, 2028 2032 Notes: DBR 0.000% due February 15, 2030 2038 Notes: DBR 4.000% due January 4, 2037

REFERENCE GOVERNMENT PRICE:	2028 Notes: 108.515% 2032 Notes: 104.620% 2038 Notes: 172.570%

REOFFER SPREAD TO GOVERNMENT SECURITY:	2028 Notes: +218.3 bps 2032 Notes: +253.2 bps 2038 Notes: +286.9 bps

PRICE TO PUBLIC (ISSUE PRICE):	2028 Notes: 99.926% 2032 Notes: 99.801% 2038 Notes: 99.944%

REOFFER YIELD:	2028 Notes: 1.610% 2032 Notes: 2.069% 2038 Notes: 2.604%

FEES:	2028 Notes: 32.5 bps 2032 Notes: 37.5 bps 2038 Notes: 46 bps

PRICE TO AT&T:	2028 Notes: 99.601% 2032 Notes: 99.426% 2038 Notes: 99.484%

NET PROCEEDS:	2028 Notes: €1,743,017,500 2032 Notes: €745,695,000 2038 Notes: €497,420,000

USE OF PROCEEDS:	General corporate purposes, which may include debt repayments.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $1,300,000 of AT&T’s expenses.

INTEREST RATE:	2028 Notes: 1.600% per annum 2032 Notes: 2.050% per annum 2038 Notes: 2.600% per annum

INTEREST PAYMENT DATES:	Annually on May 19, commencing on May 19, 2021

DENOMINATIONS:	Minimum of €100,000 and integral multiples of €1,000 in excess thereof.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

OPTIONAL REDEMPTION BY AT&T:	Each series of the Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), as a whole or in part, at AT&T’s option, at any time and from time to time on at least 10 days’, but not more than 40 days’, prior notice at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the sum of the Treasury Rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), calculated by AT&T. Each series of the Notes may be redeemed at any time on or after the applicable Par Call Date, as a whole or in part, at AT&T’s option, at any time and from time to time on at least 10 days’, but not more than 40 days’ prior notice at a redemption price equal to 100% of the principal amount of such series of Notes to be redeemed. Accrued but unpaid interest will be payable to the redemption date.

	Series	Par Call Date	Make-Whole Spread
	2028 Notes	February 19, 2028	35 bps
	2032 Notes	February 19, 2032	40 bps
	2038 Notes	November 19, 2037	45 bps

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

ISIN:	2028 Notes: XS2180007549
2032 Notes: XS2180008513
2038 Notes: XS2180009081

CUSIP:	2028 Notes: 00206R JU7
2032 Notes: 00206R JV5
2038 Notes: 00206R JW3

COMMON CODE:	2028 Notes: 218000754
2032 Notes: 218000851
2038 Notes: 218000908

LISTING:	AT&T intends to apply to list the Notes on the New York Stock Exchange.

FORM/CLEARING SYSTEMS:	The Notes will be issued only in registered, book-entry form. There will be a Global Note deposited with a common depositary for Euroclear Bank SA/NV and Clearstream Banking, Société Anonyme for each issue.

STABILIZATION:	FCA/ICMA

DAY COUNT FRACTION:	ACTUAL/ACTUAL (ICMA), following, unadjusted

RATINGS:	Moody’s: Baa2 (Stable) S&P: BBB (Stable) Fitch: A- (Stable)

JOINT BOOKRUNNERS:

Barclays Bank PLC, Citigroup Global Markets Limited, Credit Suisse Securities (Europe) Limited and Société Générale

Banca IMI S.p.A., Banco Santander, S.A., Commerzbank Aktiengesellschaft and HSBC Securities (USA) Inc.

REFERENCE DOCUMENT:	Prospectus Supplement, dated May 19, 2020; Prospectus, dated May 13, 2019

*

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or on the next two business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS BANK PLC AT 1-888-603-5847 (TOLL FREE), CITIGROUP GLOBAL MARKETS LIMITED AT 1-800-831-9146 (TOLL FREE), CREDIT SUISSE SECURITIES (EUROPE) LIMITED AT 1-800-221-1037 (TOLL FREE) OR SOCIÈTÈ GÈNÈRALE AT 1-866-471-2526 (TOLL FREE).

MANUFACTURER TARGET MARKET (MIFID II PRODUCT GOVERNANCE) IS ELIGIBLE COUNTERPARTIES AND PROFESSIONAL CLIENTS ONLY (ALL DISTRIBUTION CHANNELS). NO PRIIPS KEY INFORMATION DOCUMENT (KID) HAS BEEN PREPARED AS NOT AVAILABLE TO RETAIL IN EEA OR UNITED KINGDOM.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.